Exhibit 99.1

The Travelers Companies, Inc.
385 Washington Street
St. Paul, MN 55102-1396
NEWS RELEASE	www.travelers.com

Travelers Reports Second Quarter 2007 Net Income of $1.254 Billion, or $1.86 per Diluted Share

Operating Income per Diluted Share of $1.73, an Increase of 29% from the Prior Year Quarter

SAINT PAUL, Minn. (July 26, 2007) – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $1.254 billion, or $1.90 per basic share and $1.86 per diluted share, for the quarter ended June 30, 2007, compared to $970 million, or $1.40 per basic share and $1.36 per diluted share, for the quarter ended June 30, 2006.  Operating income in the current quarter was $1.167 billion, or $1.77 per basic share and $1.73 per diluted share, compared to $959 million, or $1.39 per basic share and $1.34 per diluted share, in the prior year quarter.

“We are very pleased with our performance this quarter,” commented Jay Fishman, Chairman and Chief Executive Officer.  “The 29 percent growth in our operating income per share is a reflection of our operational success and our continuing focus on capital management.  In that regard, we have already repurchased almost $2.5 billion of our company’s stock since the beginning of our buyback program in May 2006.

“Each of our segments generated strong underwriting results, and our investment portfolio produced impressive returns.  We remain focused on risk selection and pricing adequacy, paying close attention to our profitability.  Our underwriting analytics continue to be an important driver in our ability to identify attractive business.  Furthermore, our financial strength and product breadth position us well for the future,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity of 19.9 percent and operating return on equity of 18.6 percent.

•                  Net investment income of $758 million after-tax, a 13 percent increase from the prior year quarter.

•                  Net written premiums of $5.714 billion, a 1 percent increase from the prior year quarter, or 2 percent when adjusted for the recent sale of two operations, Mendota and Afianzadora Insurgentes.

•                  Strong underwriting results in all segments, with GAAP combined ratios in Business Insurance of 88.1 percent; Financial, Professional & International Insurance of 91.0 percent; and Personal Insurance of 85.9 percent.  Consolidated GAAP combined ratio of 87.8 percent.

•                  Repurchased 11.4 million common shares under the company’s share repurchase program for a total cost of $622 million.

•                  Book value per share (excluding FAS 115) of $38.76, a 15 percent increase from June 30, 2006, and a 7 percent increase from December 31, 2006.

•                  On July 6, 2007, entered into a settlement for all ACandS asbestos-related coverage claims (subject to final court approval).

Consolidated Second Quarter Highlights

($ in millions, except for per share amounts,	Three Months Ended June 30,				Six Months Ended June 30,
and after-tax except for premiums)	2007	2006	Change		2007	2006	Change
Gross written premiums	$6,262	$6,197	1%		$12,333	$12,007	3%
Net written premiums	5,714	5,655	1		10,858	10,429	4
Net earned premiums	5,327	5,181	3		10,622	10,172	4
Underwriting gain	449	311	44		790	648	22
Net investment income	758	673	13		1,495	1,343	11
Operating income	1,167	959	22		2,245	1,970	14
per diluted share	$1.73	$1.34	29		$3.27	$2.75	19
Net income	1,254	970	29		2,340	1,976	18
per diluted share	$1.86	$1.36	37		$3.41	$2.76	24
Book value per share	$38.36	$33.14	16		$38.36	$33.14	16
Adjusted book value per share	$38.76	$33.83	15		$38.76	$33.83	15
GAAP combined ratio	87.8%	89.8%	(2.0	) pts	88.5%	89.4%	(0.9	) pts
Operating return on equity	18.6%	16.6%	2.0	pts	18.0%	17.4%	0.6	pts
Return on equity	19.9%	17.0%	2.9	pts	18.6%	17.5%	1.1	pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

Second Quarter 2007 Consolidated Results

Net and operating income in the current quarter of $1.254 billion and $1.167 billion, respectively, were driven by strong net investment income and current accident year underwriting results.  The current quarter included $83 million after-tax ($125 million pre-tax) for net favorable prior year reserve development and $58 million for the favorable resolution of various prior year federal tax matters.  The current quarter also included $26 million after-tax ($40 million pre-tax) of catastrophe losses and an after-tax charge of $25 million ($39 million pre-tax) due to the redemption of convertible junior subordinated notes.

The net favorable prior year reserve development of $83 million after-tax included environmental reserve strengthening of $120 million after-tax ($185 million pre-tax), the largest component of which was attributable to litigation costs relating to coverage disputes.  Each of the company’s business segments experienced net favorable prior year reserve development in the current quarter.

Net and operating income in the prior year quarter of $970 million and $959 million, respectively, included $68 million after-tax ($101 million pre-tax) for net favorable prior year reserve development and $23 million after-tax ($36 million pre-tax) for the favorable resolution of various prior year state tax matters, as well as $44 million after-tax ($67 million pre-tax) for catastrophe losses.

Net income in the current quarter included $87 million after-tax ($128 million pre-tax) of net realized investment gains, primarily due to the bundled sale of a substantial portion of the company’s venture capital portfolio that resulted in a $52 million after-tax ($81 million pre-tax) realized gain.

As discussed in the first quarter of 2007, the company has implemented a new fixed, value-based agent compensation program for all of its personal lines business and the majority of its commercial lines business.  The change to the new program created a difference in the timing of commission expense recognition.  The impact of this change in the second quarter was to lower reported expenses, from what otherwise would have been reported, by $38 million after-tax ($59 million pre-tax), primarily in Business Insurance and Personal Insurance.

Net written premiums increased 1 percent from the prior year quarter, or 2 percent when adjusted for the recent sales of Mendota, the company’s non-standard personal auto operation, and Afianzadora Insurgentes, the company’s Mexican surety operation.  This result was primarily driven by renewal price increases in Personal Insurance and strong retention rates across most businesses, partially offset by the timing of the purchase of certain catastrophe reinsurance for the Northeastern United States via the company’s new catastrophe bond program, established in May 2007.

Net investment income in the current quarter was $758 million after-tax ($990 million pre-tax), a 13 percent increase from the prior year quarter.  The increase was primarily driven by higher yields throughout the portfolio, particularly for non-fixed income investments, and higher average invested assets largely due to strong operating cash flows.

The GAAP combined ratio in the current quarter was 87.8 percent, a 2.0 point improvement from the 89.8 percent reported in the prior year quarter.  The current quarter GAAP combined ratio benefited by 2.4 points from net favorable prior year reserve development, partially offset by 0.8 points for catastrophe losses.  The current quarter GAAP combined ratio also benefited by 1.1 points from the change to the new fixed compensation program.  The prior year quarter GAAP combined ratio included a 2.0 point benefit for net favorable prior year reserve development, partially offset by 1.3 points for catastrophe losses.

Capital Management

During the second quarter of 2007, the company repurchased 11.4 million of its common shares under its share repurchase program for a total cost of $622 million.  Through June 30, 2007, the company has repurchased 48.1 million shares for a total cost of $2.468 billion since the program’s inception in the second quarter of 2006.  As of June 30, 2007, the total remaining authorization under the program was $2.532 billion.

Also during the second quarter of 2007, the company redeemed all of its outstanding $893 million, 4.50% convertible junior subordinated notes due in 2032, resulting in an after-tax loss of $25 million ($39 million pre-tax) and the elimination of 16 million shares from the calculation of fully diluted earnings per share, as of April 18, 2007.

Year-to-Date 2007 Consolidated Results

Net income for the six-month period ended June 30, 2007, was $2.340 billion, or $3.52 per basic share and $3.41 per diluted share, compared to $1.976 billion, or $2.85 per basic share and $2.76 per diluted share, for the six-month period ended June 30, 2006.  Operating income in the current year period was $2.245 billion, or $3.38 per basic share and $3.27 per diluted share, compared to $1.970 billion, or $2.84 per basic share and $2.75 per diluted share, in the prior year period.

Net and operating income for the first six months of 2007 included $123 million after-tax ($187 million pre-tax) for net favorable prior year reserve development and $86 million for the favorable resolution of various prior year federal tax matters.  The current year period also included $55 million after-tax ($85 million pre-tax) for catastrophe losses and an after-tax charge of $25 million ($39 million pre-tax) due to the redemption of the convertible junior subordinated notes.  In addition, the current year period included the impact of the change to the new fixed compensation program which lowered reported expenses, from what otherwise would have been reported, by $85 million after-tax ($131 million pre-tax).   The change to the new program created a difference in the timing of commission expense recognition.  In the prior year period, net and operating income included net favorable prior year reserve development of $100 million after-tax ($150 million pre-tax) and $72 million after-tax for the favorable resolution of various prior year federal and state tax matters ($91 million before federal tax on the state tax amounts), as well as $44 million after-tax ($67 million pre-tax) for catastrophe losses.

The GAAP combined ratio in the current year period was 88.5 percent, a 0.9 point improvement from the 89.4 percent reported in the prior year period. The GAAP combined ratio benefited by 1.8 points from net favorable prior year reserve development, partially offset by 0.8 points for catastrophe losses. The GAAP combined ratio also benefited by 1.2 points from the change to the new fixed compensation program.  The prior year period GAAP combined ratio included a 1.5 point benefit for net favorable prior year reserve development, partially offset by 0.7 points for catastrophe losses.

Net investment income in the current year period was $1.495 billion after-tax ($1.950 billion pre-tax), an 11 percent increase from the prior year period. The increase was primarily driven by higher yields throughout the portfolio, particularly for non-fixed income investments, and higher average invested assets largely due to strong operating cash flows.

Net written premiums increased 4 percent from the prior year period, or 5 percent when adjusted for the sales of Mendota and Afianzadora Insurgentes.

For the first six months of 2007, operating return on equity was 18.0 percent, compared to 17.4 percent in the prior year period.

Business Insurance Segment Financial Results

For the second quarter 2007, the Business Insurance segment reported operating income of $805 million, compared to $655 million in the prior year quarter.  The current quarter benefited from the continuation of favorable loss trends, higher net investment income, the resolution of certain tax matters discussed above and net favorable prior year reserve development.

The current quarter included an after-tax benefit of $39 million ($60 million pre-tax) for net favorable prior year reserve development, consisting of $159 million after-tax ($245 million pre-tax) primarily due to better than expected frequency and severity loss trends in recent accident years in the commercial multi-peril, general liability and commercial auto lines of business, partially offset by $120 million after-tax ($185 million pre-tax) of environmental reserve strengthening.  The current quarter also included an after-tax benefit of $19 million ($29 million pre-tax) due to the change to the new fixed compensation program and $34 million for the favorable resolution of various prior year federal tax matters.  The prior year quarter included an after-tax benefit of $21 million ($34 million pre-tax) for net favorable prior year reserve development.  There were no catastrophe losses reported in the current or prior year quarters.

The GAAP combined ratio was 88.1 percent in the current quarter, a 2.0 point improvement from the 90.1 percent reported in the prior year quarter.  The current quarter GAAP combined ratio benefited by 2.1 points from net favorable prior year reserve development, compared to a benefit of 1.2 points in the prior year quarter.  The current quarter GAAP combined ratio also included a 1.0 point benefit from the change to the new fixed compensation program.

Net written premiums increased 2 percent from the prior year quarter, primarily due to growth in new business volume.  Overall, retention rates were strong, generally consistent with recent quarters, and renewal price changes were modestly lower than recent quarters.

Select Accounts net written premiums increased 4 percent from the prior year quarter.  Retention rates were strong, increasing from recent quarters, and renewal price changes were positive, but moderately lower than recent quarters.  New business volume increased significantly from the prior year quarter due in part to the recent introduction in 10 states of TravelersExpressSM, an enhanced quote-to-issue agency platform and multivariate pricing program.

Commercial Accounts net written premiums increased 6 percent from the prior year quarter.  Retention rates continued to be strong, but moderately lower than recent quarters, and renewal price changes were negative, declining from the recent quarter.  New business volume increased from the prior year quarter due to recent product introductions, the selling of additional products to existing customers and greater submission volume as a result of increased marketing efforts.

Industry-Focused Underwriting net written premiums increased 4 percent from the prior year quarter due to strong business volumes in Oil & Gas, Construction and Agribusiness.  Target Risk Underwriting net written premiums increased 3 percent from the prior year quarter due to strong business volumes in National Property and Inland Marine.  Specialized Distribution and National Accounts net written premiums decreased 1 percent and 4 percent, respectively, from the prior year quarter.

Financial, Professional & International Insurance Segment Financial Results

For the second quarter 2007, the Financial, Professional & International Insurance segment reported operating income of $152 million, compared to $149 million in the prior year quarter.  The current quarter benefited from higher net investment income and net favorable prior year reserve development, offset by non-catastrophe losses related to flooding in the United Kingdom.

The current quarter included an after-tax benefit of $12 million ($15 million pre-tax) for net favorable prior year reserve development, compared to an after-tax benefit of $9 million ($9 million pre-tax) in the prior year quarter.  There were no catastrophe losses reported in the current or prior year quarters; however, the current quarter was negatively impacted by $20 million after-tax ($30 million pre-tax) due to the U.K. floods.

The GAAP combined ratio was 91.0 percent in the current quarter, a 2.6 point increase from the 88.4 percent reported in the prior year quarter. The U.K. floods added 3.6 points to the current quarter GAAP combined ratio.  The current quarter GAAP combined ratio benefited by 1.7 points from net favorable prior year reserve development, compared to 1.1 points in the prior year quarter.

Gross written premiums increased 2 percent from the prior year quarter, due to strong business volumes for the construction surety, United Kingdom and Canada business units as well as favorable rates of exchange.  Net written premiums decreased 2 percent from the prior year quarter, or 1 percent when adjusted for the sale of Afianzadora Insurgentes, predominantly due to the timing of certain reinsurance transactions, which negatively impacted net written premiums in the current quarter.

Bond & Financial Products net written premiums were consistent with the prior year quarter, but increased 1 percent when adjusted for Afianzadora Insurgentes, due to strong construction surety business volumes.  For Bond & Financial Products, excluding the surety line of business, retention rates were very strong, increasing from recent quarters; renewal price changes were slightly negative, a decline from recent quarters; and new business volume decreased from the prior year quarter due to more competitive market conditions.  These metrics are not relevant for the surety line of business because these products are sold on a non-recurring, project-specific basis.

International and Lloyd’s net written premiums decreased 5 percent from the prior year quarter.  The current quarter benefited from favorable rates of exchange but was negatively impacted by the timing of certain reinsurance transactions.  Retention rates were strong, but lower than recent quarters; renewal price changes were flat, consistent with recent quarters; and new business volume was consistent with the prior year quarter.

Personal Insurance Segment Financial Results

For the second quarter 2007, the Personal Insurance segment reported operating income of $276 million, compared to $203 million in the prior year quarter.  The current quarter benefited from lower catastrophe losses, higher earned premium volume and net favorable prior year reserve development.

The current quarter included an after-tax benefit of $32 million ($50 million pre-tax) for net favorable prior year reserve development, primarily due to better than expected auto loss performance resulting in part from claim initiatives and fewer than expected late reported homeowners claims related to non-catastrophe weather events.  The prior year quarter included an after-tax benefit of $38 million ($58 million pre-tax) for net favorable prior year reserve development.  The current quarter was negatively impacted by $26 million after-tax ($40 million pre-tax) due to catastrophe losses, compared to $44 million after-tax ($67 million pre-tax) in the prior year quarter.  The current quarter also included an after-tax benefit of $16 million ($25 million pre-tax) due to the change to the new fixed compensation program.

The GAAP combined ratio was 85.9 percent in the current quarter, a 4.2 point improvement from the 90.1 percent reported in the prior year quarter.  The current quarter GAAP combined ratio benefited by 3.0 points from net favorable prior year reserve development, compared to a benefit of 3.6 points in the prior year quarter.  Catastrophe losses added 2.4 points to the current quarter GAAP combined ratio, compared to 4.1 points in the prior year quarter.  The current quarter GAAP combined ratio also benefited by 1.5 points from the change to the new fixed compensation program.

Personal Insurance net written premiums increased 1 percent from the prior year quarter, or 3 percent when adjusted for the sale of Mendota.  This result was primarily attributable to continued strong retention rates and renewal price increases, partially offset by the timing of the purchase of certain catastrophe reinsurance via the company’s new catastrophe bond program, for which Personal Insurance was allocated a portion of the cost.

Automobile net written premiums decreased 4 percent from the prior year quarter, but increased 1 percent when adjusted for Mendota.  Policies in force increased 4 percent from the prior year quarter, adjusted for Mendota.  Retention rates were strong and renewal price changes were positive, both consistent with recent quarters, and new business volume decreased from the prior year quarter.

Homeowners and Other net written premiums increased 6 percent from the prior year quarter, or 7 percent when adjusted for Mendota.  Policies in force increased 6 percent from the prior year quarter, adjusted for Mendota.  Retention rates were strong, consistent with recent quarters; renewal price changes increased from recent quarters; and new business volume decreased from the prior year quarter.

2007 Annual Guidance

Travelers is increasing its 2007 operating income per diluted share guidance to a range of $5.80 to $6.05, compared to the previously announced range of $5.60 to $5.85. This guidance is based on a number of assumptions, including:

•                  Catastrophe losses of $530 million pre-tax and $355 million after-tax, for the full year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  Growth in average invested assets in the low single digits, after taking into account expected dividends and approximately $2.5 billion of share repurchases;

•                  An estimated $100 million after-tax timing benefit for the full year, resulting from accounting for the change to the new fixed, value-based compensation program;

•                  Weighted average diluted shares of approximately 675 million, including the estimated impacts of share repurchases and normal growth in share count from employee equity awards.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  The management of

Travelers will discuss the contents of this release via Webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, July 26, 2007.  Prior to the Webcast, a related slide presentation will be available on the company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance.  For more information, visit www.travelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.  Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may result in the payment of reinstatement premiums and assessments from various pools.  In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Travelers has organized its businesses into the following reportable business segments, beginning with the third quarter 2006:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services in the United States.  Business Insurance is organized into the following groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group and policies written by Gulf (primarily management and professional liability coverages) and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety, crime, and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are predominantly marketed on an international basis.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International and Lloyd’s.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Prior quarter segment results have been reclassified from the historical presentation to conform with current business segment definitions where applicable.  The Company’s historical Commercial and Specialty segments have been realigned into two new segments: the Business Insurance segment and the Financial, Professional & International Insurance segment.  As a result, prior quarter results of certain businesses have been disaggregated from the historical Specialty segment and are now reported in the Business Insurance segment.  In addition, the Personal segment has been renamed Personal Insurance.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance and statements about our share repurchase plans are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, income from continuing operations, net and operating income, investment income, return on equity and combined ratio), financial condition (including, among others, invested assets and liquidity); and the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially reduce our profitability and adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be significantly and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims, such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; reinsurance may be unavailable on acceptable terms, and we may be unable to collect amounts of reinsurance that are material to us; the insurance industry is the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated, and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could significantly reduce our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses which could reduce our profitability; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; the inability of our insurance subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and to pay future dividends; assessments and other surcharges for guaranty funds, second-injury funds, catastrophe funds and other mandatory pooling arrangements may reduce our profitability; loss or significant restriction of the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability; disruptions to our relationships with our distributors, independent agents and brokers could adversely affect us; and if we experience difficulties with outsourcing relationships, technology and/or data security, our ability to conduct our business might be negatively impacted.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K/A filed with the Securities and Exchange Commission.

###

	Three months ended		Six months ended
	June 30,		June 30,
($ in millions, except per share amounts, and after-tax)	2007	2006	2007	2006

Operating income	$1,167	$959	$2,245	$1,970
Net realized investment gains	87	11	95	6
Net income	$1,254	$970	$2,340	$1,976

Basic earnings per share
Operating income	$1.77	$1.39	$3.38	$2.84
Net realized investment gains	0.13	0.01	0.14	0.01
Net income	$1.90	$1.40	$3.52	$2.85

Diluted earnings per share
Operating income	$1.73	$1.34	$3.27	$2.75
Net realized investment gains	0.13	0.02	0.14	0.01
Net income	$1.86	$1.36	$3.41	$2.76

Weighted average number of common shares outstanding (basic)	658.6	691.8	664.2	692.0
Weighted average number of common shares outstanding and common stock equivalents (diluted)	676.0	720.4	688.6	720.6
Common shares outstanding at period end	657.0	691.4	657.0	691.4

Common stock dividends declared	$192.0	$180.0	$366.0	$340.0

Operating income (loss) by segment
Business Insurance	$805	$655	$1,483	$1,306
Financial, Professional & International Insurance	152	149	308	290
Personal Insurance	276	203	542	443
Total segment operating income	1,233	1,007	2,333	2,039
Interest Expense and Other	(66)	(48)	(88)	(69)
	$1,167	$959	$2,245	$1,970

Operating return on equity	18.6%	16.6%	18.0%	17.4%
Return on equity	19.9%	17.0%	18.6%	17.5%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended		Six months ended
	June 30,		June 30,
($ in millions, pre-tax)	2007	2006	2007	2006

Revenues
Premiums	$5,327	$5,181	$10,622	$10,172
Net investment income	990	874	1,950	1,749
Fee income	127	153	247	303
Net realized investment gains	128	10	142	4
Other revenues	1	37	39	77
	$6,573	$6,255	$13,000	$12,305

Revenues
Business Insurance	$3,656	$3,512	$7,237	$6,948
Financial, Professional & International Insurance	975	947	1,945	1,843
Personal Insurance	1,850	1,786	3,707	3,504
Total segment revenues	6,481	6,245	12,889	12,295
Interest Expense and Other	(36)	—	(31)	6
	6,445	6,245	12,858	12,301
Net realized investment gains	128	10	142	4
	$6,573	$6,255	$13,000	$12,305

Gross written premiums
Business Insurance	$3,321	$3,314	$6,708	$6,568
Financial, Professional & International Insurance	1,063	1,043	2,038	1,978
Personal Insurance	1,878	1,840	3,587	3,461
	$6,262	$6,197	$12,333	$12,007

Net written premiums
Business Insurance	$2,935	$2,872	$5,815	$5,559
Financial, Professional & International Insurance	984	1,002	1,584	1,517
Personal Insurance	1,795	1,781	3,459	3,353
	$5,714	$5,655	$10,858	$10,429

GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	57.6%	60.0%	59.3%	60.4%
Underwriting expense ratio	30.5	30.1	30.4	30.0
Combined ratio	88.1%	90.1%	89.7%	90.4%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	54.7%	52.6%	53.8%	52.8%
Underwriting expense ratio	36.3	35.8	36.4	35.4
Combined ratio	91.0%	88.4%	90.2%	88.2%

Personal Insurance
Loss and loss adjustment expense ratio	57.6%	62.2%	58.3%	60.5%
Underwriting expense ratio	28.3	27.9	27.4	27.8
Combined ratio	85.9%	90.1%	85.7%	88.3%

Total Company (2)
Loss and loss adjustment expense ratio	57.1%	59.5%	58.1%	59.2%
Underwriting expense ratio	30.7	30.3	30.4	30.2
Combined ratio	87.8%	89.8%	88.5%	89.4%

(1) For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and other underwriting expenses.

(2) Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended		Six months ended
	June 30,		June 30,
($ in millions; after-tax except as noted)	2007	2006	2007	2006
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$607	$494	$1,132	$1,010
Tax expense on underwriting results	(158)	(183)	(342)	(362)
Underwriting gain	449	311	790	648
Net investment income	758	673	1,495	1,343
Other, including interest expense	(40)	(25)	(40)	(21)
Consolidated operating income	1,167	959	2,245	1,970
Net realized investment gains	87	11	95	6
Net income	$1,254	$970	$2,340	$1,976

	As of
	June 30,	Dec 31,	June 30,
(in millions; except per share data)	2007	2006	2006
Reconciliation of tangible and adjusted common shareholders’ equity to common shareholders’ equity

Tangible common shareholders’ equity	$21,338	$20,491	$19,266
Goodwill and other intangibles, net of tax	4,128	4,062	4,122
Adjusted common shareholders’ equity	25,466	24,553	23,388
Net unrealized investment gains (losses), net of tax	(263)	453	(476)
Common shareholders’ equity	$25,203	$25,006	$22,912

Common shares oustanding	657.0	678.3	691.4

Tangible book value per share	$32.48	$30.21	$27.87
Adjusted book value per share	38.76	36.20	33.83
Book value per share	$38.36	$36.86	$33.14

See Glossary of Financial Measures and the statistical supplement for additional financial data.

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